Exhibit 99.1

FOR IMMEDIATE RELEASE

August 13, 2020

S&P Global Announces Redemption of Its Outstanding 4.400% Senior Notes Due 2026

NEW YORK – S&P Global (NYSE: SPGI) (the “Company”) announced today that it intends to give, following today’s anticipated closing of the previously announced sale of the Company’s 1.250% senior notes due 2030 and 2.300% senior notes due 2060, notice of its intention to redeem all of its outstanding 4.400% Senior Notes due 2026 (the “2026 Notes”) (CUSIP Nos. 78409VAK0, 78409VAG9 and U75091AD7 and ISIN USU75091AD75) that are not purchased pursuant to the previously announced tender offer for the 2026 Notes that is expected to expire August 14, 2020 at 5:00 p.m., New York City time. The redemption price for the 2026 Notes will be equal to the outstanding principal amount of the 2026 Notes plus a make-whole premium determined in accordance with the terms of the 2026 Notes, plus accrued and unpaid interest thereon, to, but not including, the redemption date. The redemption date is expected to be September 12, 2020.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this press release and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as the timing for completion of the senior notes offering and the redemption of the 2026 Notes. The Company cannot give assurance that such statements will prove correct. Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things, risks and uncertainties described in the prospectus related to the senior notes offering and in the Company’s filings with the SEC, including the “Risk Factors” section in the Company’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and in any subsequent document it files with the SEC. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law.

About S&P Global

S&P Global is the world’s foremost provider of credit ratings, benchmarks and analytics in the global capital and commodity markets, offering ESG solutions, deep data, and insights on critical business factors. We’ve been providing essential intelligence that unlocks opportunity, fosters growth, and accelerates progress for more than 160 years. Our divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices, and S&P Global Platts.

Contact:

Investor Relations:

Chip Merritt

Senior Vice President, Investor Relations

(212) 438-4321 (office)

chip.merritt@spglobal.com

News Media:

David Guarino

Chief Communications Officer

(212) 438-1471 (office)

dave.guarino@spglobal.com

SOURCE S&P Global